Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273097

Prospectus Supplement No. 1 to Prospectus dated December 11, 2024

The RoyaLand Company Ltd.

4,765,000 Class B Common Shares

This Prospectus Supplement No. 1 (“Prospectus Supplement No. 1”) relates to the Prospectus of The RoyaLand Company Ltd. (“we,” “us,” or “our”), dated December 11, 2024 (the “Prospectus”), which forms a part of our Post-Effective Amendment No. 1 to Registration Statement on Form F-1 (Registration No. 333-273097), relating to the resale by selling shareholders identified in the Prospectus of up to an aggregate of 4,765,000 Class B Common Shares, par value $0.0002 per share (“Class B Common Shares”). Capitalized terms used in this Prospectus Supplement No. 1 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 1 is being filed to include the information in our Report on Form 6-K which was furnished to the Securities and Exchange Commission (the “SEC”) on June 26, 2023.

This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus and may not be delivered without the Prospectus.

Our Class B Common Shares are quoted under the symbol “RLNDF” are quoted on the OTCQB® Venture Market of OTC Markets Group, Inc., or OTCQB. On June 25, 2023, the closing price of our Class B Common Shares on the OTCQB was quoted at $1.00.

We are an “emerging growth company” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

We are a “foreign private issuer” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISKS DESCRIBED IN OR INCORPORATED BY REFERENCE INTO THE “RISK FACTORS” SECTION OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is June 25, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of June 2025.

Commission File Number 000-56699

THE ROYALAND COMPANY LTD.

(Translation of registrant’s name into English)

Clarendon House, 2 Church Street

Hamilton, Pembroke, HM11

Bermuda

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F: Form 20-F ☒ Form 40-F ☐

Explanatory Note

The RoyaLand Company Ltd. (the “Company”) is furnishing this Form 6-K to provide the unaudited consolidated financial statements for the six months ended December 31, 2024 and 2023, including the operating and financial review and prospects for the period presented therein.

Exhibit No.	Description
99.1	Unaudited Interim Consolidated Financial Statements as of December 31, 2024 and for the six months ended December 31, 2023.
99.2	Operating and Financial Review and Prospects in connection with the Unaudited Interim Consolidated Financial Statements for the six months ended December 31, 2024.
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

The RoyaLand Company Ltd.

Date: June 30, 2025	By:	/s/ Emanuele Filiberto di Savoia
	Name:	Emanuele Filiberto di Savoia
	Title:	Chief Executive Officer

2

Exhibit 99.1

THE ROYALAND COMPANY LTD.

TABLE OF CONTENTS

Interim Condensed Consolidated Balance Sheets as of December 31, 2024 (unaudited) and June 30, 2024	2
Interim Condensed Consolidated Statements of Operations (unaudited) for the periods July 1, 2024 to December 31, 2024 and July 1, 2023 to December 31, 2023	3
Interim Condensed Consolidated Statements of Changes in Shareholders’ Equity (Deficit) (unaudited) for the periods July 1, 2024 to December 31, 2024 and July 1, 2023 to December 31, 2023	4
Interim Condensed Consolidated Statements of Cash Flows (unaudited) for the periods July 1, 2024 to December 31, 2024 and July 1, 2023 to December 31, 2023	5
Notes to Interim Condensed Consolidated Financial Statements (unaudited)	6

THE ROYALAND COMPANY LTD.

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(in US Dollars)

	December 31, 2024 (Unaudited)	June 30, 2024
ASSETS
Current assets:
Cash	$78,784	$261,476
Deferred offering costs	—	89,803
Prepaid expenses	12,055	30,000
Total current assets	90,839	381,279
Total Assets	$90,839	$381,279

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Shareholders’ Deficit:
Preference shares, par value $0.0002 per share, 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2024 and June 30, 2024	$—	$—
Common shares – Class A, par value $0.0002 per share, 20,000,000 shares authorized; 9,400,000 shares issued and outstanding as of December 31, 2024 and June 30, 2024	1,880	1,880
Common shares – Class B, par value $0.0002 per share, 430,000,000 shares authorized; 4,475,000 shares issued and outstanding as of December 31, 2024 and June 30, 2024	895	895
Additional paid-in capital	2,081,142	2,072,809
Subscription receivable	(200)	(200)
Other comprehensive loss	2,717	643
Accumulated deficit	(2,688,769)	(2,089,387)
Total Shareholders’ Equity (Deficit)	(602,335)	(13,360)

Current liabilities:
Accounts payable and accrued liabilities:
Legal and accounting	383,461	321,526
Product development expense	162,267	—
Consulting	114,937	51,623
Other	19,199	8,594
Other current liabilities	2,069	2,155
Due to related parties	11,241	10,741
Total current liabilities	693,174	394,639
Total Liabilities	693,174	394,639
Total Liabilities and Shareholders’ Equity (Deficit)	$90,839	$381,279

See accompanying Notes to the Interim Condensed Consolidated Financial Statements

THE ROYALAND COMPANY LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in US Dollars)

(Unaudited)

	For the Period July 1, 2024 to December 31, 2024	For the Period July 1, 2023 to December 31, 2023

Net revenues	$—	$—

Operating expenses:
Product research and development	277,364	301,617
Legal and accounting	186,811	258,831
Consulting	95,204	120,479
Filing fees	15,022	27,372
Bad debts	—	520
Other	24,981	29,272
Total operating expenses	599,382	738,091

Operating loss	(599,382)	(738,091)

Loss before provision for income taxes	(599,382)	(738,091)

Provision (benefit) for income taxes	—	—

Net loss	$(599,382)	$(738,091)

Other Comprehensive Income (Loss):
Currency Translation Adjustment	2,074	(587)

Comprehensive loss	$(597,308)	$(738,678)

Weighted average shares outstanding:
Capital shares – basic and diluted	—	—
Common shares – basic and diluted	13,875,000	13,478,533

Weighted average net loss per share:
Per Common share – basic and diluted	$(0.04)	$(0.05)

See accompanying Notes to the Interim Condensed Consolidated Financial Statements

THE ROYALAND COMPANY LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(in US Dollars)

	Preference Shares		Common Shares Class A		Common Shares Class B		Common Shares Class B To Be Issued			Additional Paid-In	Subscription	Other Comprehensive	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Capital	Receivable	Loss	Deficit	Equity

Balance – June 30, 2024	–	$–	9,400,000	$1,880	4,475,000	$895	–	$		$2,072,809	$(200)	$643	$(2,089,387)	$(13,360)
Currency translation adjustment	–	–	–	–	–	–	–		–	–	–	2,074	–	2,074
Stock option expense	–	–	–	–	–	–	–		–	8,333	–	–	–	8,333
Net loss	–	–	–	–	–	–	–		–	–	–	–	(599,382)	(599,382)
Balance – December 31, 2024	–	$–	9,400,000	$1,880	4,475,000	$895	–		$–	$2,081,142	$(200)	$2,717	$(2,688,769)	$(602,335)

	Preference Shares		Common Shares Class A		Common Shares Class B		Common Shares Class B To Be Issued		Additional Paid-In	Subscription	Other Comprehensive	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Loss	Deficit	Equity

Balance – June 30, 2023	–	$–	9,400,000	$1,880	3,150,000	$630	125,000	$25	$1,086,122	$(200)	$(183)	$(1,071,997)	$16,277
Gross proceeds from sale of shares	–	–	–	–	1,025,000	205	(125,000)	(25)	899,820	–	–	–	900,000
Cost of shares issued	–	–	–	–	–	–			(184,180)				(184,180)
Currency translation adjustment	–	–	–	–	–	–			–	–	(588)	–	(588)
Net loss	–	–	–	–	–	–			–	–	–	(738,091)	(738,091)
Balance – December 31, 2023	–	$–	9,400,000	$1,880	4,175,000	$835	–	$–	$1,801,762	$(200)	$(771)	$(1,810,088)	$(6,582)

See accompanying Notes to the Interim Condensed Consolidated Financial Statements

THE ROYALAND COMPANY LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in US Dollars)

(Unaudited)

	For the Period July 1, 2024 to December 31, 2024	For the Period July 1, 2023 to December 31, 2023
Cash flows from operating activities:
Net loss	$(599,382)	$(738,091)
Adjustment to reconcile net loss to net cash used in operating activities:
Share option expense	8,333	—
Changes in operating assets/liabilities:
Other accounts receivable	—	(2,696)
Prepaid expenses	17,945	—
Accounts payable and accrued liabilities	298,034	168,411
Due to related parties	500	—
Net cash used in operating activities	(274,570)	(572,376)

Cash flows from financing activities:
Gross proceeds from sale of common shares	—	900,000
Cost of common share issuances	—	(184,180)
Deferred offering costs	89,804	(20,835)
Repayments to related parties	—	(1,876)
Net cash provided by financing activities	89,804	693,109

Net change in cash	(184,766)	120,733
Currency translation adjustment	2,074	(588)
Cash, beginning of period	261,476	134,543

Cash, end of period	$78,784	$254,688

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$—	$—
Taxes	$—	$—

See accompanying Notes to the Interim Condensed Consolidated Financial Statements

THE ROYALAND COMPANY LTD.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Business

Organization and Business

The RoyaLand Company Ltd. (“RoyaLand Ltd”, “we” and “Successor”), an exempted company limited by shares, was incorporated on October 18, 2022 under the laws of Bermuda. Under our bye-laws, we are authorized to issue 50,000,000 undesignated preference shares, 20,000,000 Class A Common Shares and 430,000,000 Class B Common Shares. Concurrent with our formation, we issued 650,000 Class A Common Shares to our Chief Executive Officer (“CEO”), the majority owner, and 350,000 Class B Common Shares to two other individuals at an issue price of $0.0002 per share, their par, for a total consideration of $200.

On November 28, 2022, we entered into a share exchange agreement (the”SEA”) with RoyaLand Company (“RoyaLand Company”), a United States company incorporated in the state of Nevada. At the time of the SEA, the majority of our shares were owned by our CEO and, as a result, we determined this to be a common control acquisition.

On November 29, 2022, we acquired 100% of the issued and outstanding shares of OAPLT (the “Acquisition”). OAPLT (the “Predecessor”) is a French joint stock company formed on November 24, 2017, whose main activities consist of the conception, development and management of a digital and artistic creation studio, and include the creation of apps, websites, the hosting of web products and the provision of services in relation thereto.

RoyaLand Ltd is a company focused on creating an online and offline immersive, fantasy-based royalty-themed experience called myRoyal.World, primarily centered around the mobile-first massively multiplayer online role-playing game, or MMORPG, called TheRoyal.Land. We intend for TheRoyaLand to be a novel interactive, immersive game based on a player-empowered design. The plan is to build proprietary digital avatars and provide opportunities to players to earn in-game reward currency, build virtual land, and own their online assets while enhancing all of these features with what we consider to be premium incremental in-game content. TheRoyaLand game is currently in development.

We have engaged the services of Neosperience S.p.A. to work with us to develop TheRoyal.Land. See Note 4. Neosperience will design and develop TheRoyal.Land using its proprietary technology. Neosperience plans to use its models to create complex and dynamic in-game environments and realistic and emotive characters and to assist with dynamically adjusting the difficulty level and game balance in real time based on player behavior and performance to keep the game challenging yet rewarding. For example, Neosperience’s technology is designed to imbue non-player characters (“NPCs”), with various behaviors, which we believe makes them seem more lifelike and responsive thereby enhancing player immersion and creating a more engaging gameplay experience. Additionally, Neosperience intends to use advanced modeling and rendering techniques to create realistic player characters and NPCs that dynamically interact utilizing a full range of human-like emotions, reactions, and movements giving them a depth of character which we believe is rarely seen in video games.

Our Company, through Neosperience, has been working on the design and development of the game since mid-2023 and is currently working on the first fully playable portion of the game which will be used to promote the game with publishers and other interested parties (the “Vertical Slice”). The Vertical Slice is designed to show the intended player experience and demonstrate where the key features and systems work together seamlessly with the assets representing the final quality. The Vertical Slice will include 5 different missions that will be released for internal and external demonstration and testing in phases. The first mission was released in September 2024. The remaining missions will be released on a regular basis following the first mission. We estimate finalizing the Vertical Slice with all five missions in the first quarter of calendar year 2025.

A demo of the first mission can be seen at the following link:

●	https://drive.google.com/file/d/1U0FET2P6PULWtwLbXc7rt95r4L66QV99/view?usp=sharing

See Notes 3 and 4 for further information regarding the SEA and the Acquisition.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying interim condensed consolidated financial statements (the “financial statements”), including comparatives, have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC). Our year-end is June 30.

The accompanying financial statements include the accounts of the registrant, RoyaLand Ltd, Royaland Company and OAPLT. All intercompany transactions and balances have been eliminated. As stated in Note 1, the SEA resulted in a common control acquisition while the acquisition of OAPLT resulted in a business combination.

Functional and Presentation Currency

The accompanying financial statements are prepared in the U.S. dollar, which is the functional currency of RoyaLand Ltd. RoyaLand Company’s functional currency is also the U.S. dollar and OAPLT’s functional currency is the euro. All financial information has been rounded to the nearest dollar except where indicated otherwise.

Going Concern Considerations

The accompanying financial statements contemplate continuation of our Company as a going concern. We have incurred net losses since our inception and we have an accumulated deficit of $2,688,769 as of December 31, 2024. The continuation of our Company as a going concern is dependent upon our ability to raise additional funds and/or through the attainment of profitable operations. There are no assurances that we will be successful in obtaining sufficient capital to continue as a going concern.

On May 1, 2022, our wholly owned subsidiary RoyaLand Company entered into an agreement with Boustead Securities LLC (“Boustead”) under which Boustead agreed to provide certain services to us with respect to corporate financing transactions, including the private placement of securities. See Note 4 for further information. While we are confident we will be able to raise additional capital through this process, there are no assurances that we will be successful in obtaining such additional capital. If our working capital needs are not met and we are unable to obtain adequate capital, we could be forced to cease operations. The accompanying financial statements do not include any adjustments that might be necessary if our Company is unable to continue as a going concern.

Foreign Currency

Items included in the financial statements of each of our Company’s subsidiaries are measured using the currency of the primary economic environment in which each subsidiary operates (the functional currency). The accompanying financial statements are presented in U.S. dollars, the functional currency of RoyaLand Ltd.

The results and financial position of OAPLT, our Company’s subsidiary that has a different functional currency, are translated from euros into U.S. dollars as follows:

(i)	Assets and liabilities are translated at the current exchange rate at the balance sheet date and historical rates for equity;

(ii)	Revenue and expenses are translated at the weighted average closing exchange rate for the period reported in the consolidated statement of profit or loss. When the average exchange rate does not provide a reasonable approximation of the cumulative effect of the rates prevailing on the transaction date, the Company utilizes the closing exchange rate on the date of the transaction.

(iii)	Gains and losses resulting from foreign currency translation are included as a component of stockholders’ equity. Foreign currency transaction gains and losses are included in the results of operations.

Use of Estimates

The preparation of financial statements in conformity with IFRS requires management to make estimates, judgements and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenues, and expenses during the period. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Areas in which management has made critical judgments in the process of applying accounting policies and that have the most significant effect on the amounts recognized in the financial statements include the determination of our Company’s functional currencies and the collectability of our accounts receivable and deferred offering costs. Information about key assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment to the carrying amount of assets and liabilities within the next financial year are included in the following notes to the financial statements for the periods presented.

Cash and Cash Equivalents

We consider all short-term investments readily convertible to cash, without notice or penalty, with an initial maturity of 90 days or less to be cash equivalents. Our cash balances as of December 31, 2024 and June 30, 2024 were $78,784 and $261,476, respectively.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of our Company. Unobservable inputs are inputs that reflect our Company’s assumptions about the factors that market participants would use in valuing the asset or liability. The fair value hierarchy consists of the following three levels of inputs that may be used to measure fair value:

Level 1	—	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	—	Inputs other than quoted prices included in Level 1 that are observable in the marketplace either directly (i.e., as prices) or indirectly (i.e., derived from prices).

Level 3	—	Unobservable inputs which are supported by little or no market activity.

For assets and liabilities, such as cash, prepaid expenses and accounts payable/accrued liabilities, and other current liabilities maturing within one year from the balance sheet date, the carrying amounts approximate fair value due to the short maturity of these instruments.

Fair Value Hierarchy of liabilities that are recognized and measured at fair value in the financial statements as of December 31, 2024 and June 30, 2024 (level 3 inputs are not applicable):

	Fair Value Measurement Using
	Level 1	Level 2
LIABILITIES
December 31, 2024:
Due to related party – recognized at fair value (1)	$—	$11,241

June 30, 2024:
Due to related party – recognized at fair value (1)	$—	$10,741

(1)	The amounts due to related party contain no interest provision. Any imputed interest is immaterial.

During the periods presented, there were no transfers between Levels 1, 2 or 3.

Financial risk factors

Our activities expose us to a variety of financial risks: market risk, credit risk and liquidity risk. Our primary focus is to foresee the unpredictability of financial markets and seek to minimize potential adverse effects on our financial performance.

The primary market risk to the Company is foreign exchange risk. Given the stability of the markets in which we operate, we believe our exposure to be minimal. Our exposure to credit risk is influenced mainly by the individual characteristic of each customer and the concentration of risk from the top few customers. Given that we have not generated any revenue in the periods presented in the financial statements, we have no exposure to credit risk. With respect to liquidity, our ability to meet our obligations on time is dependent on the success of our operation and the support of our related party partners, which to date have given us adequate liquidity to meet our obligations.

Deferred Offering Costs

Deferred offering costs consist of underwriting, legal, accounting, and other expenses incurred through the balance sheet date that are directly related to a planned offering described in Note 4 under the caption Boustead Agreement. During the six months ended December 31, 2024, we charged the deferred offering costs of $89,803 to operations as the planned offering has not taken place and there is no clear timeline as to when an offering will be made.

Income Taxes

Income tax expense comprises current and deferred taxes. Current taxes and deferred taxes are recognized in profit or loss except to the extent that they relate to a business combination, or items recognized directly in equity or in other comprehensive loss.

Current taxes are the expected tax receivable or payable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax receivable or payable in respect of previous years. Deferred taxes are recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred taxes are not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future.

In addition, deferred taxes are not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred taxes are measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the tax laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax assets and liabilities, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax assets and liabilities on a net basis or their tax assets and liabilities will be realized simultaneously. A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Net Income/Loss Per Share

Under the provisions of IAS 33, Earnings per Share, basic loss per common share is computed by dividing net loss available to each class of common shareholders by the weighted average number of shares of common shares outstanding for the period presented for their respective class. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares or resulted in the issuance of common shares that would then share in the income of our Company, subject to anti-dilution limitations. As of December 31, 2024 and December 31, 2023, there were 1,413,750 and 1,342,750, respectively, potential common share equivalents excluded from the diluted loss per share calculations. Because our Company has reported a net loss for each of the periods presented in the accompanying financial statements, the effect of the common share equivalents on diluted loss per share would be anti-dilutive, and therefore the diluted loss per share is the same as the basic loss per share.

The table below presents the computation of the basic and diluted loss per share for the periods July 1, 2024 to December 31, 2024 and July 1, 2023 to December 31, 2023

	Period July 1, 2024 to December 31, 2024		Period July 1, 2023 to December 31, 2023
	Class A Common Shares	Class B Common Shares	Class A Common Shares	Class B Common Shares
Numerator:
Net loss	$(599,382)	$(599,382)	$(738,091)	$(738,091)
Net loss allocated between Class A and Class B common shares	(406,068)	(193,314)	$(514,749)	$(223,342)
Denominator:
Weighted average common shares outstanding — basic	9,400,000	4,475,000	9,400,000	4,078,533
Dilutive common share equivalents	-	-	-	-
Weighted average common shares outstanding — diluted	9,400,000	4,475,000	9,400,000	4,078,533
Net loss per share:
Basic	$(0.04)	$(0.04)	$(0.05)	$(0.05)
Diluted	$(0.04)	$(0.04)	$(0.05)	$(0.05)

New Accounting Pronouncements

We have reviewed all accounting pronouncements recently issued by the IAS and have determined that they are either not applicable or are not believed to have a material impact on our present or future consolidated financial statements.

3.	Related Party Transactions

Amounts due to related parties as of December 31, 2024 and June 30, 2024 consist of:

	December 31, 2024	June 30, 2024

Daniel McClory, Executive Chairman and Director	$10,500	$10,500
Alberto Libanori, Director	741	241
Due to related party – recognized at fair value (1)	$11,241	$10,741

From time to time, our officers and shareholders have made advances to us which we have recorded as Due to Related Parties in the amounts of $11,241 and $10,741 as of December 31, 2024 and June 30, 2024, respectively. The amounts due to related parties carry no interest and are due on demand. Imputed interest is immaterial.

On April 23, 2024, we entered into an independent director agreement with Alberto Libanori and agree to compensate Mr. Libanori $1,000 per year for his services. During the six months ended December 31, 2024, we recorded a general and administrative expense of $500 in connection with this agreement. All amounts due to Mr. Libanori are accrued and unpaid as of December 31, 2024.

4.	Agreements

Boustead Agreement

On May 1, 2022, our wholly owned subsidiary RoyaLand Company entered into an agreement with Boustead Securities, LLC (“Boustead”) under which Boustead agreed to provide certain services to us with respect to corporate financing transactions, including the private placement of securities and the IPO of our common shares that will be applied for listing on a stock exchange, and any post-IPO financings we may complete from time to time. Under the agreement, we agreed to pay certain other fees and warrants as described in the agreement. For financing transactions, we agreed to pay a success fee equal to seven percent (7%) of the transaction amount and a non-accountable expense allowance equal to one percent (1%) of the transaction amount. In addition, we agreed to issue warrants equal to seven percent (7%) of the transaction amount. On August 10, 2023, we entered into an amendment to the agreement removing all references to “IPO” or “initial public offering” in the agreement and stating that Boustead would not serve or act as a managing underwriter or in any similar capacity with the IPO, either as underwriter or otherwise, and will not be, and has not been, engaged to “participate” in connection with the IPO. Additionally, Boustead acknowledged that Revere Securities, LLC, with whom the Company entered into an engagement letter on November 29, 2022, would act as the exclusive agent, advisor or underwriter in connection with the IPO.

Neosperience Agreement

In July 2023, we signed an agreement with Neosperience S.p.A. under which Neosperience agreed to provide consulting and development services (the “Project”) with respect to our MMORPG, called TheRoyal.Land. The Project is to be accomplished in five phases. The first four phases of the Project are the research phase with the final phase being the development phase. As compensation for their services, we agreed to pay Neosperience a total amount ranging from €625,000 to €675,000, the exact amount to be determined after completion of phase four of the Project. The agreement specifies that €275,000, which represents payments for the research phase of the Project, shall be paid on certain dates through September 5, 2023, and that the remaining amount will be split into five milestones, payable on the completion of each milestone.

As of December 31, 2024, we have incurred a total expense of $582,840 related to Neosperience. This amount includes payments totaling $301,617 covering the research phase of the Project and payments and accruals of $281,223 for milestones reached in the development phase through December 31, 2024. Following the guidance of IAS 38 Intangible Assets, we have expensed all costs incurred to date for the Project. The guidance requires that costs incurred in the research phase be expensed. In addition, we determined that costs incurred in the development phase should be expensed as not all of the six criteria for capitalization of these costs under the guidance have been met.

Skyline Agreement

In July 2023, we entered into an investor relations services agreement with Skyline Corporate Communications Group. The agreement has a term of twelve (12) months and is automatically renewable unless cancelled within 60 days of the termination date. Under the agreement, Skyline agreed to provide corporate communications advisory services as well as other investor relations services described in the agreement. We agreed to compensate Skyline based on the types of services provided.

In the fourth quarter of calendar 2023, Skyline agreed to temporarily postpone any further payments due them under the agreement and instead utilize their services on an as-needed basis. During the six-month periods ended December 31, 2024 and 2023, we recorded operating expenses of $24,903 and $30,000, respectively, in connection with our arrangement with Skyline.

5.	Capital Shares

Preference Shares

We are authorized to issue 50,000,000 undesignated shares, par value of $0.0002 each. Our board of directors has the authority to determine the rights, preferences and designations of each series of preference shares to be issued including voting powers, dividend rights, conversion rights, and redemption/liquidation privileges, all as permitted by Bermuda law and our bye-laws. As of December 31, 2024, no series of preference shares has been designated by our board of directors and no preference shares have been issued.

Common Shares

We are authorized to issue 450,000,000 common shares, par value $0.0002 each and have designated two series of common shares whose rights are described below:

Class A Common Shares – we have designated and authorized 20,000,000 Class A Common Shares. Each Class A Common Share is entitled to 20 votes on all matters subject to a vote of shareholders and to such dividends as our board of directors may from time to time declare. Each Class A Common Share may be converted at any time into one (1) Class B Common Share. There are 9,400,000 Class A Common Shares issued and outstanding at December 31, 2024, 6,000,000 of which are owned by our CEO.

Class B Common Shares – we have designated authorized 430,000,000 Class B Common Shares. Each Class B Common Share is entitled to one (1) vote on all matters subject to a vote of shareholders. There are 4,475,000 Class B Common Shares issued and outstanding at December 31, 2024.

Sales of Shares

During the six months ended December 31, 2023, we conducted private placements of our Class B Common Shares and issued to investors 1,025,000 Class B Common Shares. This total was inclusive of 125,000 shares categorized as of June 30, 2023 as “to be issued”, the proceeds for which were received during the year ended June 30, 2023. The shares were subscribed at $1.00 per share. Gross proceeds received during the six-month period ended December 31, 2024 of $900,000 were reduced by $184,180 representing placement agent fees paid to Boustead Securities, LLC in accordance with the agreement disclosed in Note 4, resulting in net proceeds of $715,820. In addition, we issued five-year warrants to Boustead to purchase 71,750 Class B common shares at $1.00 per share. The shares issued to investors were the result of the following private placements:

a.	Private placements of Class B common shares with a number of investors under which we issued 525,000 shares at $1.00 per share.

b.	Private placements of units of securities, consisting of (i) one Class B common share and (ii) a three-year warrant to purchase 2.5 Class B common shares (the “Units”), with three investors under which we issued 500,000 Units at $1.00 per Unit for gross proceeds of $500,000 along with three-year warrants to purchase 1,250,000 Class B common shares at $1.00 per share.

The Class B Common Shares are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Common Shares, subject to certain exceptions.

Share Option

On May 20, 2024, we granted an option to purchase 50,000 Class B Common Shares to Alberto Libanori, a director of our Company. The options are exercisable at $2.00 per share and expire seven (7) years from the date of grant. The option vests over a three-year period at a rate of 1/3 of the shares per year on each yearly anniversary of the grant date.

We valued the share option at $50,000 using the Black-Scholes option pricing model and are recording a general and administrative expense ratably over the three-year vesting period. For the six months ended December 31, 2024, we recorded an expense of $8,333. The range of assumptions used in determining the fair value of the share option was as follows:

Expected term in years	7 years
Risk-free interest rate	4.44%
Annual expected volatility	300.0%
Dividend yield	0.00%

Risk-free interest rate: We use the risk-free interest rate of a U.S. Treasury Bill with a similar term on the date of the option grant.

Volatility: We estimate the expected volatility of the stock price based on the corresponding volatility of our historical stock price.

Dividend yield: We use a 0% expected dividend yield as we have not paid dividends to date and do not anticipate declaring dividends in the near future.

Remaining term: The remaining term is based on the remaining contractual obligation of the share option.

Activity related to the share option for the six months ended December 31, 2024 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Outstanding, June 30, 2024	50,000	$2.00
Activity during the six months ended December 31, 2024	—	—
Outstanding, December 31, 2024	50,000	2.00
Exercisable, end of period	—	$—	6.4	$0

Warrants

In connection with the sales of Class B Common Shares during the six months ended December 31, 2023, we issued Boustead 5-year warrants to purchase a total of 71,750 Class B common shares which is equal to seven percent (7%) of the transaction share amounts (including the 125,000 which were “to be issued” shares as of June 30, 2023). In addition, we issued certain private placement investors 3-year warrants to purchase a total of 1,250,000 Class B common shares. All warrants are immediately exercisable at $1.00 per share. We valued the warrants issued during the six months ended December 31, 2023 using the Black-Scholes option pricing model at a value of $1,321,750. The assumptions used in determining the fair value of the warrants were as follows:

Expected term in years	3 to 5 years
Risk-free interest rate	4.00% to 4.44%
Annual expected volatility	300.0%
Dividend yield	0.00%

Activity related to the warrants for the six months ended December 31, 2024 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Outstanding, June 30, 2024	1,363,750	$1.00
Activity during the six months ended December 31, 2024	—	$—
Outstanding, December 31, 2024	1,363,750	$1.00
Exercisable, end of period	1,363,750	$1.00	1.7	$0

Equity Incentive Plan

In February 2023, we adopted the 2023 Equity Incentive Plan under which 2,000,000 Class B Common Shares are reserved for issuance of grants, awards and options. There are 1,775,000 shares available to be issued as of December 31, 2024.

6.	Subsequent Events

Private Placement

In April 2025, we conducted a private placement of our Class B Common Shares and issued 500,000 Class B Common Shares to an investor. The shares were subscribed at $1.00 per share. Gross proceeds received for this private placement of $500,000 were reduced by fees of $47,525 resulting in net proceeds of $452,475. The fees included $40,000 in placement agent fees paid to Boustead Securities, LLC in accordance with the agreement disclosed in Note 4 and $7,525 in deposit agent fees paid to Sutter Securities, Inc. In addition, we issued five-year warrants to Boustead to purchase 35,000 Class B common shares at $1.00 per share.

Exhibit 99.2

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in the Company’s prospectus dated December 11, 2024, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The unaudited interim consolidated financial statements for the six months ended December 31, 2024 and 2023, and the audited consolidated financial statements for the years ended June 30, 2024 and 2023 are prepared pursuant to IFRS. As permitted by the rules of the SEC for foreign private issuers, we do not reconcile our financial statements to U.S. generally accepted accounting principles.

Overview

RoyaLand is a Bermuda holding company focused on creating an online and offline immersive, fantasy-based royalty-themed experience called myRoyal.World, primarily centered around a mobile-first massively multiplayer online role-playing game, or MMORPG, called TheRoyal.Land. We are actively focused on developing what we believe to be a novel, interactive and immersive game based on a player-empowered design. We plan to build proprietary digital avatars and provide opportunities to players to earn in-game reward currency, build virtual land, and own their online assets while enhancing all of these features with what we consider to be premium incremental in-game content.

We are developing TheRoyal.Land and myRoyal.World in collaboration with our founder, the Monaco-based grandson of the last King of Italy, Emanuele Filiberto di Savoia, who claims the titles of His Royal Highness, Prince of Venice, and Prince of Piedmont and is also referred to in this prospectus as the hereditary “Prince of Italy.” In addition, with the support of and affiliation with seven other royal families and families with legal, hereditary or historically based claims to royal positions in Russia, Albania, France, Bulgaria, Yugoslavia, Lesotho, and Mecklenburg collectively referred to as the Royal Families, TheRoyal.Land is intended to deliver this unique past-meets-future entertainment experience.

We believe that TheRoyal.Land will introduce the first historically inspired monarchy-based MMORPG, founded by the Prince of Italy and reinforced by the Royal Families.

Our objective is to connect and engage with players from around the world through royalty-themed entertainment by becoming a worldwide leader in the development, publishing, and distribution of high-quality interactive entertainment content and services, as well as related media, that deliver engaging entertainment experiences to our network of connected players on a year-round basis. Players, in their selected roles, will represent every part of TheRoyal.Land society. From the Artisans that guide the skilled trades of old to the Knights and Squires that guard the Realm. From Prisoner to Prince, each role will hold specific purposes, abilities, skills, chances for advancement, and adventures.

To that end, we expect to capitalize on the expanding video games market, with worldwide revenue expected to grow to approximately $282.3 billion in 2024 according to Statista, and the increased interest in the world of royalty, to expand our brand and our products worldwide (Statista, Video Games – Worldwide, November 2023).

We are currently in the development phase for TheRoyal.Land and myRoyal.World. On June 30, 2023, we entered into a project agreement with Neosperience S.p.A., or Neosperience, pursuant to which Neosperience will design and develop TheRoyal.Land using its proprietary technology. The first phase of the project agreement has already commenced. Neosperience plans to use its models to create complex and dynamic in-game environments and realistic and emotive characters and to assist with dynamically adjusting the difficulty level and game balance in real time based on player behavior and performance to keep the game challenging yet rewarding. For example, Neosperience’s technology is designed to imbue non-player characters, or NPCs, with various behaviors, which we believe makes them seem more lifelike and responsive thereby enhancing player immersion and creating a more engaging gameplay experience. Additionally, Neosperience intends to use advanced modeling and rendering techniques to create realistic player characters and NPCs that dynamically interact utilizing a full range of human-like emotions, reactions and movements giving them a depth of character which we believe is rarely seen in video games.

As of the date of this report, the expected cost to ready the game for beta version release is approximately $500,000 to $1 million. The pre-production playable beta version of TheRoyal.Land is expected to be released by mid-2026. Unforeseen delays in product development, turnover of resources and lack of capital may impact our delivery timeline. In addition, we have secured the domains, TheRoyaLand.online and TheRoyaLand.io, on which we expect to host TheRoyal.Land, and have finished website development for TheRoyal.Land. We are also in the early stages of discussions with media companies to develop myRoyal.World media assets for various streaming platforms. We plan to add additional internal resources to ensure the quality and timely delivery of TheRoyal.Land and myRoyal.World’s assets and experiences.

As we launch our initial products, our revenue will depend on our ability to successfully assemble an engaged community around TheRoyal.Land, who we believe will become long-term players of our mobile and online games. We expect that our future revenues will depend on our ability to monetize the game-playing environment of TheRoyal.Land, as well as potential ancillary products, services, and events.

2

Our Historical Performance

The Company’s independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern. While we had cash of $78,784 and $261,476 as of December 31, 2024 and June 30, 2024, respectively, we have incurred net losses since our inception and had accumulated deficits of $2,688,769 as of December 31, 2024 and $2,089,387 as of June 30, 2024. We estimate we will be able to conduct our planned operations using currently available capital resources, including resources received from our April 2025 private placements, for the next eight to twelve months. However, in order to meet our growth expectations, we will need to raise funds beyond our current working capital balance in order to finance future development of TheRoyal.Land and myRoyal.World and meet any debt obligations until such time as future profitable revenues are achieved. We will seek to fund our operations through public offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. However, the Company may not be able to raise adequate funds for capital expenditures, working capital and other cash requirements from capital markets on acceptable terms, or at all. Advances from an officer or shareholder may likewise be unavailable. The Company’s failure to raise capital as and when needed and generate significantly higher revenues than operating expenses to achieve profitability would impact its going concern status and would have a negative impact on its financial condition and its ability to pursue its business strategy and continue as a going concern. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

Recent Developments

Private Placements

In April 2025, we conducted a private placement of our Class B Common Shares and entered into a certain subscription agreement with an accredited investor as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws. Pursuant to the agreement, we issued 500,000 Class B Common Shares at $1.00 per share for a total of $500,000. Boustead Securities, LLC, or Boustead, acted as placement agent in these private placements. Pursuant to our engagement letter agreement with Boustead, in addition to payments of a success fee of $35,000, or 7% of the total purchase price of the shares sold in the private placement, and a non-accountable expense allowance of $5,000, or 1% of the total purchase price of the shares sold in the private placement, we agreed to issue Boustead five-year warrants to purchase up to 35,000 Class B Common Shares in aggregate, exercisable on a cashless basis, with an exercise price of $1.00 per share, subject to adjustment.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to acquire and retain new customers and users;

●	our ability to offer competitive pricing;

●	our ability to broaden product or service offerings;

●	industry demand and competition;

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●	our ability to leverage technology and use and develop efficient processes;

●	our ability to attract and retain talented employees and contractors; and

●	market conditions and our market position.

Results of Operations

Comparison of Six Months Ended December 31, 2024 and 2023

The following table sets forth key components of the interim consolidated results of operations of our Company for the six-month periods ended December 31, 2024 and 2023.

Statements of Operations Data	Six Months Ended December 31, 2024	% of Revenue	Six Months Ended December 31, 2023	% of Revenue
Revenue	-	N/A	-	N/A
Cost of revenue	-	N/A	-	N/A
General and administrative expenses	$599,382	N/A	738,091	N/A
Operating loss	(599,382)	N/A	(738,091)	N/A
Other income (expense)	-	N/A	-	N/A
Loss before income taxes	(599,382)	N/A	(738,091)	N/A
Provision for income taxes	-	N/A	-	N/A
Net loss	$(599,382)	N/A	$(738,091)	N/A

Revenue

For the six-month periods December 31, 2024 and 2023, no revenue was recorded.

General and Administrative Expenses

Our general and administrative expenses consisted of the following for the six-month periods ended December 31, 2024 and 2023:

	Six Months Ended December 31, 2024	Six Months Ended December 31, 2023
Product research and development - expenses associated with Neosperience agreement	$277,364	$301,617
Legal and accounting	186,811	258,831
Consulting:
Expenses associated with Skyline agreement	24,903	30,000
CFO and CTO consulting expenses	65,781	72,719
Other consulting expenses	4,520	17,760
Filing fees	15,022	27,372
Bad debts	-	520
Other	24,981	29,272
Total general and administrative expense	$599,382	$738,091

4

During the six months ended December 31, 2023, we entered into agreements with Neosperience S.P.A. and Skyline Corporate Communications Group, LLC, both of which related to our effort to develop our MMORPG called TheRoyal.Land. Information concerning these agreements and the expenses related thereto is described in Note 4 to the accompanying interim condensed consolidated financial statements.

Expenses for our CFO and CTO were $65,781 for the six months ended December 31, 2024 compared to $72,719 for the comparable period in 2023. The reduction in expenses in the 2024 period resulted from lower out-of-pocket expense reimbursements.

The six months ended December 31, 2024 saw reductions in legal and accounting, filing fees, and other expenses compared to the same period in 2023. In November 2024, we became listed on the OTCQB and the reductions were principally the result of fewer filings with the SEC leading up to our listing. While our write off of deferred offering costs during the six months ended December 31, 2024 increased legal and accounting expense by $80,191, the reductions from fewer SEC filings more than offset the effects of the write off of deferred offering costs.

Operating and Net Loss

Our operating losses and net losses for the six months ended December 31, 2024 and 2023 were $599,382 and $738,091, respectively, and were a result of the factors described above.

Liquidity and Capital Resources

As of December 31, 2024, the Company had a consolidated cash balance of $78,784 and total assets of $90,839. As of June 30, 2024, we had a consolidated cash balance and total assets of $261,476 and $381,279, respectively. To date, we have financed our operations primarily through sales of our common shares.

Management has prepared estimates of operations and believes that sufficient funds will be generated from operations and equity financings to fund our operations for at least the next eight to twelve months. We have raised gross proceeds during the periods and in the amounts shown below:

Gross Proceeds
July 1, 2023 to December 31, 2023	$900,000
January 1, 2024 to June 30, 2024	300,000
July 1, 2024 to December 31, 2024	-
Subsequent to December 31, 2024	500,000

If we are unable to raise additional funds, our currently available cash resources will be sufficient to fund our operations for at least the next eight to twelve months. The Company’s founders have verbally agreed to support the Company if there is any deficit until the funds are raised. In the future, we may require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

The accompanying interim condensed consolidated financial statements have been prepared on a going concern basis under which we are expected to be able to realize our assets and satisfy our liabilities in the normal course of business.

Going Concern

The accompanying interim condensed consolidated financial statements for the Company have been prepared assuming that we will continue as a going concern. However, our independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern. We have incurred net losses since our inception, and as of December 31, 2024, we had cash of $78,784 and an accumulated deficit of $2,688,769. As a result, there is substantial doubt about the Company’s ability to continue as a going concern.

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Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management has plans to seek additional capital through public offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. These plans, if successful, will mitigate the factors which raise substantial doubt about our ability to continue as a going concern.

However, the sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Summary of Cash Flow

The following tables provide detailed information about our net cash flow for all financial statement periods presented in this prospectus.

Six Months Ended December 31, 2024 and 2023

The following table sets forth key components of our Company’s cash flow during the six-month periods ended December 31, 2024 and 2023.

	Six Months Ended December 31, 2024	Six Months Ended December 31, 2023
Net cash used in operating activities:
Net loss	$(599,382)	$(738,091)
Non-cash items – stock option expense	8,333	-
Change in working capital items	316,479	165,715
Net cash used in operating activities	(274,570)	(572,376)
Net cash provided by (used in) investing activities	-	-
Net cash provided by (used in) financing activities	89,804	693,109
Net increase (decrease) in cash	(184,766)	120,733
Foreign currency translation adjustment	2,074	(588)
Cash, beginning of period	261,476	134,543
Cash, end of period	78,784	254,688

During the six months ended December 31, 2024 and 2023, our net cash used in operations was $274,570 and $572,376, respectively. The reduction in net cash used was partly the result of a reduction in our net loss of $138,709. In addition, difference in the change in working capital items between the two periods of $150,764, mainly from an increase in accounts payable/accrued liabilities, added to the reduction in net cash used in operations.

During the six months ended December 31, 2024 and 2023, there was no net cash provided by (used in) investing activities.

During the six months ended December 31, 2024, net cash provided by financing activities was caused by the reduction of deferred offering costs, which was written off as of December 31, 2024. In the six-month period ended December 31, 2023, net cash provided by financing activities mainly resulted from net proceeds from the sale of the Company’s Class B common shares totaling $715,820 partially offset by deferred offering costs of $20,835 and repayment to related parties of $1,876.

6

Contractual Obligations

None

Capital Expenditures

None

Lease Commitments

None

Contingencies

We are currently not a defendant in any material legal proceedings, investigation, or claims.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures about Market Risk

Risk Management Overview

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in foreign exchange rates as well as, to a lesser extent, inflation and credit and concentration risks. This note provides information about our exposure to each of these risks, our objectives, policies and processes for measuring and managing risk. Further quantitative disclosures are included throughout these consolidated financial statements.

Financial Risk Factors

We believe our activities do not expose us to any market, credit or liquidity risk.

Critical Accounting Policies and Estimates

The following discussion relates to critical accounting policies for our company. The preparation of financial statements in conformity with IFRS requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

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Use of Estimates and Judgments

The preparation of financial statements in conformity with IFRS requires management to make estimates, judgements and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenues, and expenses during the period. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Areas in which management has made critical judgments in the process of applying accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements include the determination of our Company’s functional currencies and the collectability of our accounts receivable and other current assets. Information about key assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment to the carrying amount of assets and liabilities within the next financial year are included in the notes to the financial statements included with this prospectus.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of our Company. Unobservable inputs are inputs that reflect our Company’s assumptions about the factors that market participants would use in valuing the asset or liability. The fair value hierarchy consists of the following three levels of inputs that may be used to measure fair value:

Level 1	—	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	—	Inputs other than quoted prices included in Level 1 that are observable in the marketplace either directly (i.e., as prices) or indirectly (i.e., derived from prices).
Level 3	—	Unobservable inputs which are supported by little or no market activity.

Revenue Recognition

We recognize revenue in OAPLT under the guidance of IFRS 15, Revenue from Contracts with Customers. Under this guidance, revenue is recognized upon the application of the following steps:

1.	Identification of the contract with a customer;

2.	Identification of the performance obligations in the contract;

3.	Determination of the transaction price;

4.	Allocation of the transaction price to the performance obligations in the contract; and

5.	Recognition of revenue when, or as, the performance obligation is satisfied.

Our revenue arrangements with customers predominantly involve a single performance obligation related to the creation and delivery of apps, websites, the hosting of web products and the provision of services in relation thereto. A payment obligation is established at the time we transfer control of the product or service to the customer.

We exclude from the measurement of each transaction price, if applicable, all taxes imposed on and concurrent with a specific revenue-producing transaction and collected by us from a customer. Such taxes collected are included in accounts payable on the balance sheets as they would ultimately be remitted to governmental authorities.

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Income Taxes

Income tax expense comprises current and deferred taxes. Current taxes and deferred taxes are recognized in profit or loss except to the extent that they relate to a business combination, or items recognized directly in equity or in other comprehensive loss.

Current taxes are the expected tax receivable or payable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax receivable or payable in respect of previous years. Deferred taxes are recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred taxes are not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future.

In addition, deferred taxes are not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred taxes are measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the tax laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax assets and liabilities, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax assets and liabilities on a net basis or their tax assets and liabilities will be realized simultaneously. A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Net Income/Loss Per Share

We compute net income (loss) per share, or EPS for our shares. Under the provisions of IAS 33, Earnings per Share, basic EPS is calculated by dividing the profit or loss attributable to our capital shareholders by the weighted average number of capital shares outstanding during the period. Diluted EPS is computed similar to basic EPS except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of any exercisable instruments, if dilutive. The number of additional shares is calculated by assuming that outstanding exercisable instruments were exercised and that the proceeds from such exercise were used to acquire capital shares at the average market price during the reporting periods. As of December 31, 2024 and 2023, we had no potentially dilutive shares.

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